Exhibit 10.9

CHENIERE ENERGY, INC.

2014-2018 Long-Term Cash Incentive Program

Approved by the Compensation Committee on April 21, 2015

Adopted by the Board of Directors on April 21, 2015

Purpose

Cheniere Energy, Inc. (the “Company”) hereby establishes and adopts this 2014-2018 Long-Term Cash Incentive Program (the “Cash LTIP”) to provide long-term cash incentive award opportunities to incentivize and retain employees and consultants of the Company and its affiliates, contingent upon meeting certain performance goals.

Overview

The Cash LTIP is structured as a sub-plan of and under the Company’s 2015 Long-Term Cash Incentive Plan, as amended from time to time (the “Plan”). The Cash LTIP sets forth the terms of the Company’s basic long-term cash incentive program for the 2014 through 2018 Performance Periods.

Awards under the Cash LTIP for any Performance Period depend upon total shareholder return during the applicable Performance Period and cumulatively over the life of the 2014 through 2018 Performance Periods.

Unless otherwise defined in this Cash LTIP, capitalized terms used herein will have the meanings assigned to them in the Plan document; provided, however, that with respect to Awards issued under the Cash LTIP, capitalized terms will have the meanings as may be set forth and otherwise defined in the Phantom Unit Award Agreement under the Cash LTIP.

Nothing contained in the Cash LTIP shall prohibit the Company or any of its subsidiaries and/or Affiliates from establishing other bonus or long-term incentive compensation plans or programs (whether or not under the Plan) or making awards thereunder, in each case, providing for the payment of incentive compensation to employees and consultants of the Company, its subsidiaries, and/or Affiliates, including any Participants (as defined below) in the Cash LTIP.

Administration of the Cash LTIP

The Cash LTIP will be administered by the Committee in accordance with the terms of and pursuant to its authority under the Plan.

The Cash LTIP is (and Awards granted hereunder are) subject to all of the provisions of the Plan, together with all of the rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan; provided, however, that in the event of a conflict between any provision of the Plan and the Cash LTIP, the provisions of the Cash LTIP will control but only to the extent such conflict is permitted under the Plan.

Performance Period

The term of the Cash LTIP (the “Term”) commenced as of November 1, 2013 (the “Cash LTIP Start Date”) and will consist of five consecutive annual performance periods ending October 31, 2018.

Each annual performance period during the Term (each, a “Performance Period”) will commence on November 1 (as applicable, the “Period Start Date”) and, except as otherwise provided herein with respect to a Change of Control during a Performance Period, will continue through October 31 of the following year (as applicable, the “Period End Date”).

Eligibility

Except as otherwise delegated by the Committee in accordance with the Plan and applicable law, the Committee will determine the employees and consultants eligible to participate in the Cash LTIP for any Performance Period(s) (the “Participants”).

At or prior to the date of grant of Awards for each Performance Period, except as otherwise delegated by the Committee in accordance with the Plan and applicable law, the Committee will select and identify the Participants that will be eligible to participate in the Cash LTIP with regard to the Performance Period for which Awards are being granted. The Participants for any Performance Period may include employees and consultants who commenced employment or other services with the Company and its affiliates after the Period End Date for the Performance Period. The Committee shall in good faith consider the recommendations of senior management with regard to the individuals who should be eligible to participate in the Cash LTIP for any Performance Period, but is under no obligation to follow such recommendations.

Annual Phantom Unit Pools

The maximum aggregate long-term cash incentive pool allocable to Cash LTIP Participants for each Performance Period (the “Aggregate Unit Pool”) will be denominated in a number of phantom units (“Units”) equal to (i) the Applicable TSV Percentage, multiplied by (ii) the TSV Growth, and divided by (iii) the Average Closing Stock Price. The components of the Aggregate Unit Pool will be calculated according to the following definitions:

▪	“Aggregate Pool Percentage” means the sum of two percent (2.0%) and the actual percentage of TSV Growth used by the Committee to establish the General Pool.

▪	“Annual TSR” for a Performance Period means a percentage equal to (i) divided by (ii) and multiplied by (iii) where (i) is the difference between (a) the Total Shareholder Value for such

Performance Period, and (b) the Total Shareholder Value for the immediately preceding Performance Period, (ii) is the Total Shareholder Value for the immediately preceding Performance Period, and (iii) is 100. For the first Performance Period that ended October 31, 2014, the Total Shareholder Value for the immediately preceding Performance Period will be deemed to be equal to $8,362,445,350 (the “Initial TSV”).

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“Annualized Cumulative TSR” for a Performance Period means a percentage equal to (i) the quotient of (a) the Total Shareholder Value for such Performance Period divided by (b) the Initial TSV, such quotient (ii) raised to a power equal to the quotient of (a) one (1) divided by (b) the number of Performance Periods (including the current Performance Period) that have occurred since (and including) the 2014 Performance Period, the resulting amount (iii) minus one (1) and then (iv) multiplied by 100.

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“Applicable TSV Growth” for a Performance Period means (i) if the Senior Executive Pool for such Performance Period is not limited by the application of the Senior Executive Pool Limit, the actual TSV Growth for such Performance Period as determined in accordance with this Plan, or (ii) if the Senior Executive Pool for such Performance Period is limited by the application of the Senior Executive Pool Limit, the Capped TSV Growth.

▪	“Applicable TSV Percentage” means:

◦	If either of the Annual TSR or the Annualized Cumulative TSR for the Performance Period is less than eight percent (8.0%), zero percent (0%).

◦	If each of the Annual TSR and the Annualized Cumulative TSR for the Performance Period is equal to or exceed nine percent (9.0%), the Aggregate Pool Percentage.

◦
If for the Performance Period: (i) both of the Annual TSR and the Annualized Cumulative TSR equal or exceed eight percent (8.0%) and (ii) either the Annual TSR or the Annualized Cumulative TSR is less than nine percent (9.0%), then the Applicable TSV Percentage will be equal to (a) the Applicable Pool Percentage, multiplied by (b) one hundred (100), multiplied by (c) the difference between (x) the lesser of (A) the Annual TSR and (B) the Annualized Cumulative TSR minus (y) eight percent (8.0%).

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“Average Closing Stock Price” means, as to any Performance Period, the simple average of the closing prices of the Company’s Common Stock as reported by the primary stock exchange on which the Company’s Common Stock is traded (as of the date of adoption of this Cash LTIP, the NYSE MKT LLC) (the “Primary Exchange”) on each day of trading on the Primary Exchange that occurs during a period of 30 consecutive calendar days that ends on (and includes) the day immediately prior to last day of the applicable Performance Period. The calculation of the Average Closing Stock Price will not include any price for any day that is a weekend, holiday or any other day in which the Company’s Common Stock was not traded during such day on the Primary Exchange.

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“Market Capitalization” means, as to any Performance Period, (i) the Average Closing Stock Price multiplied by (ii) the number of outstanding shares of the Company’s Common Stock as of the last day of the Performance Period.

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“Total Shareholder Value” means, as to any Performance Period, (i) the Market Capitalization for such Performance Period; plus (ii) the aggregate amount paid by the Company for all repurchases of the Company’s Common Stock made by the Company since the Cash LTIP Start Date (excluding repurchase of any shares issued under the Company’s 2011 Incentive Plan or any other equity compensation for the net settlement of taxes owed by employees); minus (iii) the aggregate value of all stock issuances (excluding shares issued under any equity compensation plan, including the Company’s 2011 Incentive Plan and any other equity compensation plan) since the Cash LTIP Start Date; plus (iv) the aggregate amount of all dividends paid to holders of the Company’s Common Stock since the Cash LTIP Start Date.

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“TSV Growth” means, as to any Performance Period, a positive amount equal to: (i) the sum of (a) the Total Shareholder Value for such Performance Period, plus (b) any Carry-Over TSV Growth (as defined below) from the immediately preceding Performance Period (if any and as applicable); minus (ii) the Total Shareholder Value achieved in the most recently completed Performance Period for which Awards were granted; provided, however, that for the first Performance Period that ended October 31, 2014, the Total Shareholder Value for the most recently completed Performance Period will be deemed to be equal to Initial TSV, and the Total Shareholder Value for such 2014 Performance Period will be equal to $16,881,586,848. If the TSV Growth is not a positive amount in excess of 0, then the TSV Growth will be deemed to be 0.

In the event that a Change of Control (as defined in the Plan) occurs during a Performance Period, then (i) the Period End Date for such Performance Period shall be the date of consummation of the Change of Control; (ii) the Applicable TSV Percentage for such Performance Period will be determined prior to the consummation of such Change of Control, assuming that the Average Closing Stock Price as of the last day of the Performance Period is equal to the average closing stock price of the Company’s Common Stock as reported on the NYSE MKT LLC over the three (3) consecutive days immediately prior to the date of consummation of the Change of Control in which the Company’s Common Stock was traded on the NYSE MKT LLC; and (iii) allocations among Participants for such Performance Period will be made, and Awards for such Performance Period will be granted, prior to the consummation of the Change of Control (and not later than immediately prior to the Change of Control); and (iv) Awards for such Performance Period will become vested upon the Change of Control and paid on or within thirty (30) days following the Change of Control. For purposes of the foregoing, the consideration payable in such Change of Control will be deemed to be: (A) in the case of a sale, exchange or purchase of the Company’s equity securities, the total consideration payable for such securities (including the amount of any dividends paid to holders of the Company’s Common Stock in connection with such Change of Control) and (B) in the case of a sale or disposition by the Company of all or substantially all of the Company’s assets, the total consideration payable for such assets, net of any required repayment of indebtedness by the Company in connection with such sale, plus the net value of any current assets and liabilities not sold by the Company.

For any Performance Period, the amount of the Aggregate Unit Pool, and all calculations and determinations in respect thereof, will be determined by the Committee as soon as practicable after the end of the Performance Period (consistent with generally accepted accounting principles and/or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Securities and Exchange Commission filings).

Allocation of Aggregate Unit Pool and Determination of Individual Awards

Following the determination of the maximum Aggregate Unit Pool for a Performance Period, the Committee (or its delegate) will approve, or review and recommend to the Board for approval in accordance with the Company’s Compensation Committee Charter (as amended and/or restated from time to time), allocations of individual Awards for such Performance Period, in accordance with the terms and conditions set forth below and in the Plan and subject to all requirements under applicable law (including the Exchange Act) and applicable stock exchange rules; provided, however, that to the extent required by the Company’s Compensation Committee Charter (as amended and/or restated), Awards to Executive Officers shall be reviewed and recommended by the Compensation Committee to the Board for approval, and for the avoidance of doubt, the term “Committee” as used herein shall be deemed to refer to the Board for purposes of the grant of any such Awards.

The Chief Executive Officer of the Company shall participate in the Senior Executive Pool (as defined below). In addition, the Committee shall select and identify, after consultation with the Chief Executive Officer of the Company, the other individuals who will participate in the Senior Executive Pool (as defined below) with respect to each Performance Period (such individuals, together with the Chief Executive Officer of the Company, the “Senior Executives”). The individuals comprising the Senior Executive Pool in a Performance Period need not be the same individuals (other than the Chief Executive Officer of the Company) comprising the Senior Executive Pool in any other Performance Period or Periods.
The Committee will also establish the number of Units that may be granted to Participants who comprise the Senior Executive Group with respect to any Performance Period, in the aggregate (the “Senior Executive Pool”). The number of Units that will be granted to the Senior Executives from the Senior Executive Pool for any Performance Period (except the 2014 Performance Period) shall equal the lesser of (i) two percent (2%) of the TSV Growth divided by the Average Closing Stock Price and (ii) one-and-a-half percent (1.5%) of the total number of shares of the Company’s Common Stock outstanding as of the last day of the applicable Performance Period, subject to any of the applicable adjustment provisions in the Plan (the “Senior Executive Pool Limit”). However, if the Senior Executive Pool for any Performance Period is limited by the Senior Executive Pool Limit in clause (ii) above, the Committee shall determine the level of TSV Growth for the Performance Period (the “Capped TSV Growth”) that, when divided by the Average Closing Stock Price, would result in a Senior Executive Pool equal to the number of Units actually payable to the Senior Executives as a result of the Senior Executive Pool Limit in such clause (ii), and the excess (if any) of the actual TSV Growth for such Performance Period over the Capped TSV Growth (such excess, the “Carry-Over TSV Growth”) will be included in the calculation of the TSV Growth for the immediately subsequent Performance Period.

Following the determination of the Senior Executive Pool by the Committee for any Performance Period, the Committee shall allocate the Senior Executive Pool among Participants designated as Senior Executives for such Performance Period after consultation with, and soliciting the recommendations of, the Chief Executive Officer of the Company; provided, however, that the number of Units underlying such Senior Executives’ Awards from the Senior Executive Pool, in the aggregate, shall not exceed the Senior Executive Pool Limit for the applicable Performance Period except as otherwise determined by the Committee in its sole discretion. Except as otherwise determined by the Committee in its sole discretion, the Chief Executive Officer of the Company will be allocated Awards in respect of fifty percent (50%) of the total number of Units in the Senior Executive Pool for each Performance Period; provided, however, that the Committee may, in its sole discretion, allocate Awards to the Chief Executive Officer in respect of an amount of Units that is less than or in excess of fifty percent (50%) of the total Senior Executive Pool for the Performance Period.

The Committee will also establish the number of Units that may be granted to Participants who are not Senior Executives for any Performance Period, in the aggregate (the “General Pool”); provided, however, that except as otherwise determined by the Committee in its sole discretion, the number of Units comprising the General Pool for any Performance Period shall have a targeted range of (a) not less than two percent (2%) of the Applicable TSV Growth divided by the Average Closing Stock Price, and (b) not in excess of four percent (4%) of the Applicable TSV Growth divided by the Average Closing Stock Price (the “General Pool Limit”). The Committee may, in its sole discretion, establish a General Pool that is less than the amount in clause (a) above or in excess of the amount in clause (b) above for any given Performance Period.

Following the determination of the General Pool by the Committee for any Performance Period, the Chief Executive Officer of the Company will present recommendations for the allocation of the General Pool to the Committee for review, modification, and approval; provided, however, that the number of Units underlying such non-Senior Executives’ Awards from the General Pool, in the aggregate, shall not exceed the General Pool Limit for the applicable Performance Period except as otherwise determined by the Committee in its sole discretion.

Except as otherwise determined by the Committee in its sole discretion, Senior Executives shall not receive any allocations from the General Pool and non-Senior Executives shall not receive any allocations from the Senior Executive Pool. Notwithstanding the foregoing, any Awards shall be subject to all legal requirements under applicable law (including the Exchange Act) and applicable stock exchange rules and requirements and to the extent, if any, the foregoing parts of this paragraph would be in violation thereof, they shall be null and void and the relevant decisions shall be made by the Committee in its sole discretion.

At any time following the determination of any allocation of the Aggregate Unit Pool to a Participant for any Performance Period or Performance Periods, the Committee (or its delegate) may in its sole discretion communicate to any or all Participants the applicable allocation made to such Participants in writing promptly following the determination thereof (such written notice, an “Allocation Notice”).

Any allocation determined with respect to a Participant for any Performance Period who forfeits his or her right to receive an Award under the Cash LTIP for such Performance Period may be reallocated by the Committee (or its delegate) to any other Participant or Participants at any time prior to grant; provided, however, that except as otherwise determined by the Committee, there will be no reallocations of forfeited allocations or Awards.

Terms and Conditions of Awards

Following the determination of individual Award allocations from the Aggregate Unit Pool by the Committee (or its delegate), the Company will issue awards of Units under the Cash LTIP pursuant to a written Phantom Unit Award Agreement. The number of Units issued to any Participant under an Award in respect of any Performance Period under the Cash LTIP will be determined based the allocations from the Aggregate Unit Pool.

All Units issued pursuant to the Cash LTIP will be awarded no later than March 15 of the year following the last day of the applicable Performance Period, subject to the Participant’s continued employment in good standing through the date of grant, provided, however, that Awards for the 2014 Performance Period will be issued following the date on which the Cash LTIP is adopted by the Board (but no later than March 15 of the year following the last day of the year in which the Cash LTIP is adopted by the Board). A Participant whose employment terminates for any reason (or no reason) prior to the date of issuance of Awards for the applicable Performance Period will not receive an Award of Units under the Cash LTIP for the applicable Performance Period.

Except as otherwise determined by the Committee and set forth in the Phantom Stock Award Agreement, Units issued under the Cash LTIP will be granted subject to the Plan and evidenced pursuant to a Phantom Stock Award Agreement having terms and conditions as set forth below:

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Vesting. The Units will become vested and the forfeiture restrictions will lapse as follows, in each case, subject to the Participant’s continued employment in good standing through the applicable vesting date, one-third (1/3rd) of the Units will become vested and payable on the first, second and third anniversaries of the date of grant or such other date as may be determined by the Committee and set forth in the Phantom Stock Award Agreement; provided, however, that with respect to Awards for the 2014 Performance Period, Units will become vested and the forfeiture restrictions will lapse as follows, in each case, subject to the Participant’s continued employment in good standing through the applicable vesting date: one-third (1/3rd) of the Units will become vested and payable on February 1 of the calendar year commencing immediately after the calendar year in which the date of grant occurs; an additional one-third (1/3rd) of the Units will become vested and payable on February 1 of the second (2nd) calendar year commencing after the calendar year in which the date of grant occurs; and the remainder of the Units will become vested and payable on February 1 of the third (3rd) calendar year commencing after the calendar year in which the date of grant occurs. The period from the date of grant for any given Award of Units until such Units become vested and payable will be referred to as the “Restricted Period.” If an installment of the vesting and release of Units from the Restricted Period covers a fractional Unit, such installment will be rounded down to the next lower whole Unit, except the final installment, which will be for the balance of the total Units.

Except as otherwise set provided herein or in an applicable Phantom Unit Award Agreement, upon the termination of a Participant’s employment with the Company and its affiliates, all outstanding Units not then vested as of the date of termination will not vest and will be deemed cancelled and forfeited as of such date of termination of employment.

▪	Change of Control. Upon a Change of Control (as defined below), all outstanding and unvested Units will become vested and payable as of the date of such Change of Control.

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Termination of Employment due to Death or Disability. If the Participant’s employment with the Company or an affiliate is terminated due to the death of the Participant or by the Company or an affiliate due to the Disability (as defined below) of the Participant, while performing Continuous Service, then all outstanding and unvested Units will become vested and payable as of the date of such termination.

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Termination of Employment without Cause or for Good Reason. If the Participant’s employment with the Company or an affiliate is terminated by the Company or an affiliate without Cause (as defined below) or, to the extent (and only to the extent) set forth in the Phantom Unit Award Agreement, by the Participant for Good Reason (as defined below), then all outstanding and unvested Units will become vested and payable as of the date of such termination.

Notwithstanding anything herein to the contrary, vesting of outstanding and unvested Units will not be accelerated as a result of a termination by the Company or an affiliate without Cause or due to the Disability of the Participant or by Participant for Good Reason, in each case, unless the Participant (or the Participant’s beneficiaries or estate) shall execute and deliver to the Company (and not revoke) a fully effective release of claims in the form, if any, as may be required by, and in such form provided by, the Company, within 60 days after the date of termination (or such longer period specified by the Company in writing). If a release is required by the Company as a condition of such acceleration of vesting, and such release is not timely executed and delivered by the Participant, or if such release is timely executed but is subsequently revoked by the Participant, any Units which were unvested as of the date of termination shall be deemed cancelled and forfeited as of such date of termination of employment, and no payments shall be made in respect thereof.

The terms “Cause,” “Disability” and “Change of Control” as applied to any Award under the Cash LTIP will have the meaning set forth in the Plan, unless otherwise determined by the Committee and set forth in the applicable Phantom Unit Award Agreement.

The term “Good Reason” as applied to any Award under the Cash LTIP will have the meaning, if any, set forth in the applicable Phantom Unit Award Agreement; provided, however, that in the absence of a “Good Reason” definition in the applicable Phantom Unit Award Agreement, no resignation by the Participant shall constitute a termination of employment with the Company or an affiliate by the Participant for Good Reason purposes of the Award.

Amendment and Termination

The Committee may, except as otherwise provided in a written agreement with any Participant, at any time, including during a Performance Period, alter, amend, suspend, modify, restate, supplement or terminate the Cash LTIP; provided, however, that no such amendment, suspension or termination will have a materially adverse effect on any Awards previously granted under the Cash LTIP to a Participant or any allocation of the Aggregate Unit Pool communicated to a Participant pursuant to an Allocation Notice (it being understood that an amendment to permit the Company to grant restricted shares of Company Common Stock in lieu of Units or to settle awards in shares of the Company’s Common Stock in lieu of cash, or any grant or settlement pursuant to such an amendment, shall not be deemed to have a materially adverse effect on any Award or allocation). The Company and its affiliates will be under no obligation to continue the Cash LTIP after the 2018 Performance Period or to offer any other annual bonus program in any future period. Notwithstanding anything herein to the contrary, the Committee may suspend, amend or terminate the Cash LTIP and any Allocation Notice issued hereunder following a Change of Control with respect to any or all future Performance Periods.

Taxes

The Company will have the right to take any action as may be necessary or appropriate to satisfy any federal, state, local or any other tax withholding obligations or national insurance/social security obligations as it determines are necessary in relation to Awards under this Cash LTIP and/or arising from the issuance, vesting or disposal of Awards acquired under the Cash LTIP and/or the Plan, including, without limitation, to the extent permitted by Section 409A of the Code, accelerating payment in respect of Awards in order to pay the Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, as applicable, in respect of Awards under the Cash LTIP.

Participants will be solely responsible for and liable for any tax consequences (including but not limited to any interest or penalties) as a result of participation in the Cash LTIP. None of the Board, the Company or the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder and assumes no liability whatsoever for the tax consequences to the participants.

Section 13(h) of the Plan is hereby incorporated and shall apply to the Cash LTIP and all Awards hereunder. Without limiting the generality of the foregoing, all Awards under the Cash LTIP are intended to comply with, or be exempt from, the requirements of Section 409A of the Code and will be interpreted accordingly, and the Company makes no commitment or guarantee to Participants that any federal or state tax treatment will apply or be available to any person eligible for benefits under an Award and in no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed as a result of Section 409A or any damages for failing to comply with Section 409A.

The Company makes no commitment or guarantee to Participants that any particular United Kingdom tax treatment will apply or be available to any person eligible for benefits under an Award and in no event whatsoever will the Company be liable for any tax, interest or penalty that may be imposed under any applicable United Kingdom employment tax legislation. If the Company so requires, Participants subject to UK taxation in respect of an Award will enter into an election under section 431 of the Income Tax (Earnings and Pensions) Act 2003. Upon the making of such election, the Company and/or the Participant’s employer will have the right to take any action as may be necessary to comply with related reporting obligations and withholding obligations in respect of income tax and National Insurance Contributions which may arise from the making of such election.

Miscellaneous

The obligations of the Company under the Cash LTIP will be binding upon any successor corporation or organization (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the entity.

No right or benefit under the Cash LTIP will be subject to alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to alienate, sell, assign, pledge, encumber and, to the extent permitted by applicable law, garnish, execute upon or levy upon the same, will be void and will not be recognized or given effect by the Company.
The Cash LTIP and all determinations made and actions taken thereunder will be governed by the laws of the State of Delaware.

No person will have any claim or right to participate in the Cash LTIP or to receive any allocation or be issued any Award in the Cash LTIP, in each case, except as otherwise determined by the Committee (or its delegate) or pursuant to any agreement. An allocation from the Aggregate Unit Pool for any Performance Period(s) will not confer on any Participant a right to continued employment with the Company. The Company expressly reserves the right to terminate the employment or services of any Participant at any time. Any Award granted to any Participant will remain subject to the terms thereof, including without limitation and as applicable, the Plan and any Phantom Unit Award Agreement to which such Award may be subject.

The Cash LTIP shall be funded from the general assets of the Company as and when payments become due under the Cash LTIP and the applicable Phantom Unit Award Agreement, and any obligations under the Cash LTIP arising from, or relating to, any Award will constitute a general unsecured claim. Participants do not have any right or interest, whether vested or otherwise, in the Cash LTIP or in any amount payable hereunder until the grant of Awards thereof and unless all of the terms, conditions and provisions of the Plan, the Cash LTIP and the applicable Phantom Unit Award Agreement have been complied with. Nothing contained in the Cash LTIP shall require the Company or any of its subsidiaries and/or Affiliates to segregate or earmark any cash, shares of stock or other property for payment of amounts under the Cash LTIP or any Award issued hereunder.